KIRKPATRICK & LOCKHART LLP             1800 Massachusetts Avenue, NW
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                                       Washington, DC  20036-1221
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                                       www.kl.com


                                February 19, 2003


Legg Mason Global Trust, Inc.
100 Light Street
Baltimore, MD  21202

Ladies and Gentlemen:

         We have acted as counsel to Legg Mason Global Trust, Inc., a Maryland corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 24 to the Company's Registration Statement on Form N-1A (File Nos. 033-56672 and 811-07418) (the "Post-Effective Amendment"), registering an indefinite number of Class A, Primary Class and Institutional Class shares of Common Stock of Legg Mason Europe Fund, an indefinite number of Primary Class and Institutional Class shares of Common Stock of Legg Mason Global Income Trust and an indefinite number of Primary Class, Institutional Class and Financial Intermediary Class shares of Common Stock of Legg Mason International Equity Trust and Legg Mason Emerging Markets Trust, each a series of the Company (the "Shares"), under the Securities Act of 1933, as amended (the "1933 Act").

         You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Company's Articles of Incorporation, as amended (the "Charter"), its Bylaws and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions. We have further assumed that, as of any date of determination, the number of issued Shares of each class and series will not exceed the number of such shares authorized to be issued under the Charter. This assumption cannot be tested or verified at this time.

         Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Company. We express no opinion with respect to any other laws.

         Based upon and subject to the foregoing, we are of the opinion that:

          1. The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Company; and

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Legg Mason Global Trust, Inc.
February 19, 2003
Page 2


          2. When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and nonassessable.

         This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                       Very truly yours,

                                       /s/ Kirkpatrick & Lockhart LLP

                                       Kirkpatrick & Lockhart LLP